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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 25, 2005, relating to the consolidated financial statements and consolidated financial statement schedules of The Macerich Company and of Pacific Premier Retail Trust, and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Macerich Company for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche, LLP

Los Angeles, California
January 11, 2006

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  Exhibit 23.3